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                                                                   EXHIBIT 99.1

                           [SPECIAL METALS LETTERHEAD]

Special Metals Announces Chief Financial Officer's Departure and Names Acting
CFO.

         NEW HARTFORD, N.Y. -- October 19, 2000 -- Special Metals Corporation (NASDAQ: SMCX)) announced today that Donald C. Darling has stepped down from his position as Vice President, Administration and Chief Financial Officer and from the Corporation's Board of Directors after more than two decades of service.

         Paul A. Totaro, currently Controller and Treasurer of the Company, has been named as acting Chief Financial Officer until a replacement is named. Mr. Totaro will report directly to Dr. John.

         Special Metals is the world's largest and most-diversified producer of high-performance nickel-based alloys. Its specialty metals are used in some of the world's most technically demanding industries and applications, including: aerospace, power generation, chemical processing, oil exploration and medical/dental devices. Through its New Hartford, N.Y. headquarters, 11 U.S. and European production facilities and a global distribution network, Special Metals supplies over 5,000 customers and every major world market for high-performance nickel-based alloys.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of its markets including the aerospace industry, raw material pricing, future products, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

         CONTACT: Special Metals Corporation
                  Investment Community & Financial Media
                  Paul A. Totaro, 315/798-2927
                            or
                  Local/Regional New Media
                  Tracy D. Hutson 304/526-5628



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